CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Series Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment 12 to Registration Statement No. 33-31072 of our report dated January 28, 1998 appearing in the annual report to shareholders and to the references to us under the captions "Financial Highlights" and "General Information" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
April 27, 1998